Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.02

Tonix Pharmaceuticals

Phase 3 RELIEF Study Topline Results Conference Call

December 7, 2020

Operator

Good morning, ladies and gentlemen and welcome to Tonix Pharmaceuticals’ conference call to discuss the results of the Phase 3 RELIEF study. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Instructions will follow at that time. As a reminder this conference call is being recorded.

I would now like to turn the conference over to Peter Vozzo of Westwicke, investor relations for Tonix Pharmaceuticals. You may begin.

Peter Vozzo

Thank you, [operator’s name].

Good morning everyone and thank you for joining us today. We will review results of the Phase 3 RELIEF study of TNX-102 SL for fibromyalgia.

Earlier this morning, the company issued a press release announcing the results of the study.

On the call with me today are Tonix Pharmaceuticals' president and chief executive officer, Dr. Seth Lederman; and chief medical officer, Dr. Greg Sullivan.

Today's call is being made available via the Investor Relations section of the company's website at ir.tonixpharma.com.

Following remarks by management we will open the call to questions.

Before we begin, I would like to remind everyone that this call will contain forward-looking statements, which are subject to risks and uncertainties. Any statements regarding future events, results or expectations are forward-looking statements. Please note that these forward-looking statements reflect our opinions only as of the date of this call. We undertake no obligation to revise or update these forward-looking statements in light of new information or future events, except as required by law. Information concerning factors that could cause actual results to differ materially from those contained in or implied by such forward-looking statements are discussed in greater detail in our most recent Form 10-Q and Form 10K filed with the SEC, especially under the caption Risk Factors.

I will now turn the call over to Dr. Lederman.

Seth Lederman – CEO

Thank you, Peter, and good morning to everyone joining us.

Today we are pleased to talk to you about the positive topline results of the Phase 3 RELIEF study. Today's news is a major accomplishment and milestone in the development of TNX-102 SL, and is particularly encouraging news for the millions suffering from the debilitating impact of fibromyalgia.

On today's call, I will provide a few opening remarks, and then we will spend much of the time with our Chief Medical Officer, Dr. Greg Sullivan, who will review the topline data we have reported on today. We'll then follow with Q&A.

As Greg will cover in much more detail, allow me to summarize some of the key takeaways from our topline data results. First, our new 5.6 mg dose achieved statistically significant pain reduction over placebo at Week 14, which was the primary endpoint. TNX-102 SL was generally well tolerated with an adverse event profile that was comparable to our prior studies, and with no new safety signals observed. We are very pleased with these results, and believe it validates our view that TNX-102 SL can provide a meaningful clinical benefit for patients suffering from fibromyalgia.

Slide 3 (TNX-102 SL: Potential Treatment for Fibromyalgia)

Turning to slide 3, fibromyalgia is a common and complex central nervous system condition characterized by chronic widespread pain, nonrestorative sleep and fatigue, as well as diminished cognition and mood disturbances, all of which negatively impact the quality of life for these sufferers. Around 6-12 million adults in the U.S. have fibromyalgia – 90% of whom are women. And fewer than half of those treated for fibromyalgia receive complete relief from the three FDA-approved drugs. Notably, and unfortunately, more than one-third of those with fibromyalgia use opioids, off label, as a means of treatment.

Slide 4 (Overview of TNX-102 SL)

Before we turn to the data, I would like to provide what we think is some important background information on TNX-102 SL and our clinical experience with the drug.

Turning to slide 4, TNX-102 SL is a Protectic proprietary formulation of cyclobenzaprine that after sublingual administration facilitates transmucosal absorption. By administering cyclobenzaprine sublingually, in contrast to oral formulations, unique pharmacokinetic and pharmacodynamic effects are achieved, as explained in the next slide.

Slide 5 (TNX-102 SL: Differentiation from Oral Formulations)

On slide 5 are provided the unique features, benefits and advantages of TNX-102 SL which differentiates it from oral formulations of cyclobenzaprine. As I mentioned in the previous slide, TNX-102 SL is a Protectic formulation which facilitates transmucosal absorption after sublingual administration. Sublingual administration offers several benefits in that it:

-	bypasses hepatic metabolism and reduces formation of an “activating” metabolite
-	generates a pharmacokinetic profile that is more favorable for fast onset and nighttime therapeutic action, while minimalizing the risk of residual undesirable daytime side effects
-	allows the use of low doses of cyclobenzaprine to more selectively recruit high affinity target receptors (5HT2a, alpha1, H1 and M1)

I will now turn it over to Greg to run through the data.

Greg Sullivan – CMO

Slide 6 (Study Design: Phase 3 F304/RELIEF)

Thanks, Seth, and good morning everyone.

Turning to slide 6, the RELIEF study is a randomized, placebo-controlled trial of 503 participants with fibromyalgia at 39 U.S. clinical sites, with the goal of evaluating the potential clinical benefit and safety of using TNX-102 SL to treat fibromyalgia. For the first two weeks of treatment, there was a run-in period in which patients started on one tablet of 2.8 mg TNX-102 SL or placebo. After the first two weeks, all patients had the dose increased to TNX-102 SL 5.6 mg – two 2.8 mg tablets – or two placebo tablets for the remaining 12 weeks.

Recall, the study included a pre-specified interim analysis that was conducted in September 2020. Based on interim results, the independent data monitoring committee made the non-binding recommendation that the trial continue to completion with the addition of 210 participants to the original sample size of 470 participants, which was the maximum number of participants that could be added under the interim statistical analysis plan. Based on this information, we decided to complete the study with the 503 enrolled participants at that time and not to add additional participants.

Slides 7 (Primary Efficacy Endpoint)

Moving to slide 7,the primary endpoint in the RELIEF study is daily diary pain severity score change from baseline using the weekly averages of the daily numerical rating scale scores, comparing TNX-102 SL 5.6 mg with placebo, and analyzed by mixed model repeated measures with multiple imputation. TNX-102 SL demonstrated a statistically significant improvement on the primary endpoint, where the p-value was 0.01.

Slides 8 (Primary Efficacy Endpoint)

On slide 8, you can see the weekly change from baseline in pain for the two arms of the study, noting the progressively greater separation starting around week 4.

Slide 9 (Secondary efficacy endpoints)

On slide 9 you will see the key secondary efficacy endpoints. The Patient Global Impression of Change, trended for more responders but did not achieve significance at a p-value of 0.058 when significance required p<0.045. Whereas the next five secondaries demonstrated quite good separation from placebo. The Fibromyalgia Impact Questionnaire covers a broad array of fibromyalgia symptoms in one domain and function in another, both showing impressive p-values less than 0.01. Also, notable, the activity on PROMIS fatigue indicates effects on several of the core symptoms of fibromyalgia. Finally, two measures of sleep quality, the daily sleep quality diary and the PROMIS Sleep Disturbance instrument indicated robust separation from placebo, and these results are similar to our prior studies and consistent with our hypothesized mechanism of action of treating fibromyalgia by targeting the sleep disturbance that characterizes fibromyalgia.

Slide 10 (F304 Continuous Responder Analysis (CRA) Graph)

Turning to slide 10, we show a continuous responder analysis graph which typically can be included in the label of fibromyalgia products. It allows you to see the proportion of pain responders in each arm of the study over an entire range of cut-off points. So if you look at the typically used 30% or greater improvement, where there is a vertical line, you can draw a horizontal line from each arm to the Y-axis to see the proportion of responders at that level in each arm. Generally, you want to see separation of the two curves throughout the range of cut-off points, which is what you see here all the way up to about 95% or better reduction in pain.

Slides 11 and 12 (Safety/AEs/tolerability)

Moving to slide 11,regarding safety, as Seth mentioned, TNX-102 SL was generally well tolerated with an adverse event profile comparable to prior studies. There were no new safety signals observed. Here we see that oral administration site reactions were more common in the active group, with tongue/mouth numbness, technically referred to as oral hypoaesthesia, was the highest adverse event in the active arm. These oral AEs are similar to what was seen in prior studies with TNX-102 SL, although the tongue/mouth numbness in this study was only about half the rate of prior studies. These oral sensory AEs, numbness, tingling, impaired taste, are typically transient events related to dosing that usually last less than an hour, usually occur intermittently, are rarely rated as severe or lead to discontinuation from the study. We believe these are a result of the known local anesthetic properties of cyclobenzaprine, which is a tricyclic molecule that has inhibitory actions on voltage gated sodium channel pain receptors. Systemic adverse events were quite low, with somnolence/sedation being the only systemic AE that was greater than 5%, which you see was only 5.6% versus 1.2% in placebo.

Slide 12 (Safety/AEs/tolerability)

On slide 12, you will see that discontinuation rates were low for a study in fibromyalgia. Among participants randomized to the active and control arms, 82.3% and 83.5%, respectively, completed the 14-week dosing period. Also, only about 9% on active and 4% on placebo discontinued the study due to an adverse event. No SAEs were considered related to TNX-102 SL.

We will continue to analyze these data further, and look forward to presenting overall findings at a future medical conference.

Importantly, these data validate that TNX-102 SL has potential as a novel non-addictive, centrally-acting analgesic for the management of fibromyalgia. Upon completion of a second positive Phase 3 study, which is currently ongoing, we believe Tonix is well positioned to submit an NDA having already completed long-term exposure studies at this dose as well as the majority of CMC requirements for a product launch.

We want to express our gratitude to the RELIEF study participants and their families for their assistance in the development of this novel approach. We are now an important step closer to bringing a new potential treatment to the many patients suffering with the effects of fibromyalgia.

I will now turn the call back over to Seth.

Seth Lederman – CEO

Slide 13 (TNX-102 SL Intellectual Property – U.S. Protection expected until 2035)

Thank you Greg.

I would like to briefly review with you the IP estate for TNX-102 SL.

While we have international patent protection and filings, I will start with the U.S. There are five issued patents from the USPTO that cover the Protectic (eutectic) formulation in the U.S. It is expected that these patents will provide protection until 2035, not accounting for adjustments due to regulatory review time.

In addition, Tonix has filed patents in key markets, including EU, China and Japan, a number of which also have been issued.

Finally, patents have also been filed and issued in many other countries, and pending in others, which would support global commercialization.

Slide 14 (Next Steps)

Turning to slide 14, we look forward to the results of the currently enrolling, confirmatory Phase 3 RALLY study for which we expect to report topline data in the second half of 2021. We expect that based on the long term safety exposure data we have already collected, the mature stage of our GMP manufacturing processes and the established 36 month product stability, we will be in a position to submit an NDA for TNX-102 SL for fibromyalgia to the FDA in 2022, pending positive results from the ongoing Phase 3 RALLY study.

Slide 15 (Conclusion)

Moving to slide 15, TNX-102 SL at 5.6 mg showed statistically significant improvement on the primary endpoint of reduced daily pain while also showed activity in improving sleep and reducing fatigue. TNX-102 SL, with its unique efficacy and tolerability profile, could potentially address the unmet need for first-line therapies with broader symptom relief and better tolerability, as well as offer an option for those patients who do not respond or cannot tolerate existing therapies.

TNX-102 SL is a non-opioid, non-addictive, centrally-acting analgesic that could provide a new therapeutic option for fibromyalgia patients, with U.S. patent protection expected to extend through 2035.

Tonix is dedicated to improving the lives of the millions suffering from fibromyalgia, and the results of the RELIEF trial bring new hope to the fibromyalgia community in which there has been pervasive dissatisfaction with currently-approved products.

Our program would not be possible without our brave trial participants and their families, and we are tremendously grateful for their participation. I also want to congratulate the Tonix team that executed the trial so professionally.

I will now turn the call back to the operator for questions.

Question-and-Answer Session

Seth Lederman – concluding remarks

Thank you, everyone, for joining us this morning, and we look forward to updating you on our progress throughout the coming year.

END